UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF THE

SECURITIES EXCHANGE ACT OF 1934

THE9 LIMITED
(Exact name of registrant as specified in its charter)
Cayman Islands	Not Applicable
(State of incorporation or organization)	(I.R.S. Employer Identification No.)
17 Floor, No. 130 Wu Song Road Hong Kou District, Shanghai 201203 People’s Republic of China
(Address of principal executive offices, including zip code)
Securities to be registered pursuant to Section 12(b) of the Act:
Title of each class to be so registered	Name of each exchange on which each class is to be registered
American depositary shares, each representing three Class A ordinary shares
The Nasdaq Stock Market LLC
Class A ordinary shares, par value US$0.01 per share*	The Nasdaq Stock Market LLC*

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. ☐

Securities Act registration statement file number to which this form relates: _________ (if applicable)

Securities to be registered pursuant to Section 12(g) of the Act: None.

_______________________

* Not for trading, but only in connection with the listing of the American depositary shares on the Nasdaq Stock Market LLC. American depositary shares, each representing three Class A ordinary shares, have been registered under the Securities Act of 1933, as amended, pursuant to a separate Registration Statement on Form F-6. Accordingly, the American depositary shares are exempt from the operation of Section 12(a) of the Securities Exchange Act of 1934, as amended, pursuant to Rule 12a-8.

EXPLANATORY NOTE

This Form 8-A is being filed to update the description of the securities of The9 Limited, a company incorporated in Cayman Islands (the “Company”), to “Class A ordinary shares, par value US$0.01 per share.” The securities previously registered under the Securities Exchange Act of 1934 were referred to as “Ordinary Shares, par value US$0.01 per share” pursuant to the Company’s Form 8-A filed on November 30, 2004.

On May 6, 2019, the Company held an extraordinary general meeting at which its shareholders approved, among other things, to adjust its authorized share capital and to adopt a dual-class share structure, consisting of Class A ordinary shares and Class B ordinary shares. The authorized share capital of the Company was increased and amended to US$50,000,000 divided into (i) 4,300,000,000 Class A ordinary shares of a par value of US$0.01 each, (ii) 600,000,000 Class B ordinary shares of a par value of US$0.01 each and (iii) 100,000,000 shares of a par value of US$0.01 each of such class or classes as the board of directors of the Company may determine in accordance with the second amended and restated memorandum and articles of association (“Memorandum and Articles of Association”). The issued and outstanding ordinary shares then held by Incsight Limited, a British Virgin Islands business company, which is wholly owned by Mr. Jun Zhu, the chairman and chief executive officer of the Company, and the issued and outstanding ordinary shares then held by Mr. Jun Zhu himself, were re-designated and re-classified as Class B ordinary shares. All other ordinary shares then issued and outstanding were re-designated and re-classified as Class A ordinary shares.

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INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1.           Description of Registrant’s Securities to be Registered.

The following is a summary of the rights of the Company’s Class A ordinary shares and American depositary shares. This summary is not complete. For more detailed information, please refer to the Company’s Memorandum and Articles of Association, a copy of which will be filed as an exhibit to the annual report on Form 20-F for the fiscal year ended December 31, 2019, as well as the form of deposit agreement and the form of American depositary receipt which contains the terms of the Company’s American depositary shares, a copy of which was filed as an exhibit to post-effective amendment no.3 to the registration statement on Form F-6 (File no. 333-156635) filed on June 21, 2019.

Description of Class A Ordinary Shares of the Company

Ordinary Shares

The Company’s ordinary shares are divided into Class A ordinary shares and Class B ordinary shares. Holders of Class A ordinary shares and Class B ordinary shares have the same rights except for voting and conversion rights. All of the outstanding ordinary shares of the Company are fully paid and non-assessable. The Company’s ordinary shares are issued in registered form and are issued when entered in the Company’s register of members (shareholders). Every person whose name is entered in the Company’s register of members as a registered shareholder is entitled to receive a share certificate within two months of the allotment of such shares. The Company is not permitted to issue bearer shares.

Conversion

Each Class B ordinary share is convertible into one Class A ordinary share at any time by the holder thereof. Class A ordinary shares are not convertible into Class B ordinary shares under any circumstances. Upon any sale, transfer, assignment or disposition of Class B ordinary shares by a holder thereof to any person who is not an affiliate of such holder, such Class B ordinary shares shall be automatically and immediately converted into the same number of Class A ordinary shares.

Dividends

The holders of the Company’s ordinary shares are entitled to such dividends as may be declared by the board of directors of the Company. In addition, the shareholders of the Company may declare dividends by ordinary resolution, but no dividend shall exceed the amount recommended by the directors of the Company. Under the laws of the Cayman Islands, the Company may pay a dividend out of either profit or share premium account, provided that in no circumstances may a dividend be paid if this would result in the Company being unable to pay its debts as they fall due in the ordinary course of business.

Voting Rights

Holders of the Company’s Class A ordinary shares and Class B ordinary shares shall, at all times, vote together as one class on all matters submitted to a vote by the Company’s shareholders at any general meeting of the Company. Each Class A ordinary share shall be entitled to one vote, and each Class B ordinary share shall be entitled to fifty votes, on all matters subject to a vote at general meetings of the Company. Voting at any meeting of shareholders is by show of hands unless a poll is demanded. A poll may be demanded by one or more shareholders together holding not less than ten percent of the paid up voting share capital, present in person or by proxy.

A quorum required for a meeting of shareholders consists of holders of not less than one-third of all issued and outstanding shares entitled to vote. The Company may hold an annual general meeting but shall not (unless required by the Companies Law) be obliged to hold an annual general meeting. Annual general meetings and extraordinary general meetings may be convened by the board of directors of the Company on its own initiative. In addition, the board of directors of the Company is required to convene extraordinary general meetings upon any requisition by shareholders holding in aggregate not less than 33% of the voting share capital of the Company. Advance notice of at least seven business days is required for the convening of the Company’s annual general meeting and extraordinary general meetings.

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An ordinary resolution to be passed by the shareholders of the Company requires the affirmative vote of a simple majority of the votes attaching to the ordinary shares of the Company cast in a general meeting, while a special resolution requires the affirmative vote of no less than two-thirds of the votes attaching to the ordinary shares of the Company cast in a general meeting. A special resolution is required for important matters such as a change of name, a reduction of the Company’s share capital, effecting a statutory merger, or amending the Company’s Memorandum and Articles of Association. Holders of the Company’s ordinary shares may effect certain changes by ordinary resolution, including an increase of the Company’s authorized share capital, the consolidation and division of all or any of the Company’s share capital into shares of a larger amount than the Company’s existing share capital, and the cancellation of any authorized but unissued shares.

Transfer of Shares

Subject to the restrictions of the Memorandum and Articles of Association, as applicable, any of shareholders of the Company may transfer all or any of his or her ordinary shares by an instrument of transfer in the usual or common form or any other form approved by the Company’s board. The transferor shall be deemed to remain the holder of the shares until the name of the transferee is entered in the register of members in respect thereof.

Liquidation

On the winding up of the Company, if the assets available for distribution amongst the Company’s shareholders shall be more than sufficient to repay the whole of the share capital at the commencement of the winding up, the surplus shall be distributed amongst the Company’s shareholders in proportion to the par value of the shares held by them at the commencement of the winding up. If the Company’s assets available for distribution are insufficient to repay all of the paid-up capital, the assets will be distributed so that the losses are borne by the Company’s shareholders in proportion to the par value of the shares held by them.

Calls on Shares and Forfeiture of Shares

The board of directors of the Company may from time to time make calls upon shareholders for any moneys unpaid on their shares in a notice served to such shareholders at least 14 days prior to the specified time of payment. The shares that have been called upon and remain unpaid on the specified time are subject to forfeiture.

Redemption, Repurchase and Surrender of Shares

The Company may issue shares on terms that such shares are subject to redemption, at its option or at the option of the holders of such shares, on such terms and in such manner as may be determined, before the issuance of such shares, by the Company’s board of directors. The Company may also repurchase any of its shares (including any redeemable shares) provided that the manner of such purchase has been approved by ordinary resolution of the Company’s shareholders or the manner of such purchase is in accordance with the Memorandum and Articles of Association. Under the Companies Law, the redemption or repurchase of any share may be paid out of the Company’s profits or out of the proceeds of a fresh issue of shares made for the purpose of such redemption or repurchase, or out of capital (including share premium account and capital redemption reserve) if the company can, immediately following such payment, pay its debts as they fall due in the ordinary course of business. In addition, under the Companies Law no such share may be redeemed or repurchased (a) unless it is fully paid up, (b) if such redemption or repurchase would result in there being no shares outstanding, or (c) if the company has commenced liquidation. In addition, the Company may accept the surrender of any fully paid share for no consideration.

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Variation of Rights of Shares

If at any time the Company’s share capital is divided into different classes of shares, the rights attaching to any class of shares may, subject to the Memorandum and Articles of Association, be varied or abrogated either with the written consent of the holders of a majority of the issued shares of that class or with the sanction of a resolution passed by at least a majority of the holders of the shares of that class present in person or by proxy at a separate general meeting of the holders of the shares of that class.

Issuance of Additional Shares

The Company’s Memorandum and Articles of Association authorizes the board of directors of the Company to issue additional shares from time to time as the board of directors shall determine, to the extent of available authorized but unissued shares.

The Company’s Memorandum and Articles of Association also authorizes the board of directors to establish from time to time one or more series of preferred shares and to determine, with respect to any series of preferred shares, the terms and rights of that series, including but not limited to:

•	the designation of the series;

•	the number of shares of the series and the subscription price thereof if different from the par value thereof;

•	the dividend rights, dividend rates, conversion rights, voting rights; and

•	the rights and terms of redemption and liquidation preferences

The Company’s board of directors may issue preferred shares without action by shareholders of the Company to the extent authorized but unissued. Issuance of these shares may dilute the voting power of holders of ordinary shares.

Inspection of Books and Records

Holders of the ordinary shares of the Company will have no general right under Cayman Islands law to inspect or obtain copies of the Company’s list of shareholders or corporate records. However, the Company will provide its shareholders with annual audited financial statements.

Anti-Takeover Provisions

Some provisions of the Memorandum and Articles of Association may discourage, delay or prevent a change of control of the Company or management that shareholders may consider favorable, including provisions that:

•	authorize the board of directors to issue preferred shares in one or more series and to designate the price, rights, preferences, privileges and restrictions of such preferred shares without any further vote or action by the Company’s shareholders;

•	create a classified board of directors pursuant to which the directors are elected for staggered terms, which means that shareholders can only elect, or remove, a limited number of directors in any given year; and

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•	limit the ability of shareholders to requisition and convene general meetings of shareholders.

However, under Cayman Islands law, the directors may only exercise the rights and powers granted to them under the Memorandum and Articles of Association for a proper purpose and for what they believe in good faith to be in the best interests of the Company.

Changes in Capital

The Company may from time to time by ordinary resolution of its shareholders increase its share capital by such sum, to be divided into shares of such classes and amount, as the resolution shall prescribe.

The Company may by ordinary resolution of its shareholders:

•	consolidate and divide all or any of its share capital into shares of a larger amount than its existing shares;

•	sub-divide its existing shares, or any of them into shares of a smaller amount provided that in the subdivision the proportion between the amount paid and the amount, if any unpaid on each reduced share shall be the same as it was in case of the share from which the reduced share is derived; and

•	cancel any shares which, at the date of the passing of the resolution, have not been taken or agreed to be taken by any person and diminish the amount of its share capital by the amount of the shares so cancelled.

The Company may by special resolution of its shareholders reduce its share capital and any capital redemption reserve in any manner authorized by law.

Description of American Depositary Shares

The Bank of New York Mellon, as depositary, registers and delivers American depositary shares, also referred to as ADSs. Each ADS represents three Class A ordinary shares of the Company deposited with The Hongkong and Shanghai Banking Corporation Limited, as custodian for the depositary in Hong Kong. Each ADS will also represent any other securities, cash or other property which may be held by the depositary. The deposited shares together with any other securities, cash or other property held by the depositary are referred to as the deposited securities. The depositary’s office at which the ADSs are administered and its principal executive office are located at 240 Greenwich Street, New York, New York 10286.

Holders may hold ADSs either (A) directly (i) by having an American depositary receipt, also referred to as an ADR, which is a certificate evidencing a specific number of ADSs, registered in their names, or (ii) by having uncertificated ADSs registered in their names, or (B) indirectly by holding a security entitlement in ADSs through the holders’ broker or other financial institution that is a direct or indirect participant in The Depository Trust Company, also known as DTC. If the holders hold ADSs directly, each of them is a registered ADS holder, also referred to as an ADS holder. This description assumes the holders are ADS holders. If the holders hold the ADSs indirectly, they must rely on the procedures of their respective broker or other financial institution to assert the rights of ADS holders described in this section. Such holders should consult with their respective broker or financial institution to find out what those procedures are.

Registered holders of uncertificated ADSs will receive statements from the depositary confirming their holdings.

The Company does not treat ADSs holder as one of its shareholders and an ADSs holder do not have shareholder rights. The laws of Cayman Islands govern shareholder rights. The depositary is the holder of the Class A ordinary shares underlying the ADSs. As a registered holder of ADSs, the ADS holders will have ADS holder rights. A deposit agreement among the Company, the depositary, ADS holders and all other persons indirectly holding or beneficially owning ADSs sets ADS holder rights as well as the rights and obligations of the depositary. The laws of the State of New York govern the deposit agreement and the ADSs.

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Share Dividends and Other Distributions

How will the ADS holders receive dividends and other distributions on the shares?

The depositary has agreed to pay or distribute to ADS holders the cash dividends or other distributions it or the custodian receives on shares or other deposited securities, upon payment or deduction of its fees and expenses. ADS holders will receive these distributions in proportion to the number of shares their ADSs represent.

Cash. The depositary will convert any cash dividend or other cash distribution the Company pays on the shares into U.S. dollars, if it can do so on a reasonable basis and can transfer the U.S. dollars to the United States. If that is not possible or if any government approval is needed and cannot be obtained, the deposit agreement allows the depositary to distribute the foreign currency only to those ADS holders to whom it is possible to do so. It will hold the foreign currency it cannot convert for the account of the ADS holders who have not been paid. It will not invest the foreign currency and it will not be liable for any interest.

Before making a distribution, any withholding taxes, or other governmental charges that must be paid will be deducted. The depositary will distribute only whole U.S. dollars and cents and will round fractional cents to the nearest whole cent. If the exchange rates fluctuate during a time when the depositary cannot convert the foreign currency, the ADS holders may lose some of the value of the distribution.

Shares. The depositary may distribute additional ADSs representing any shares the Company distributes as a dividend or free distribution. The depositary will only distribute whole ADSs. It will sell shares which would require it to deliver a fraction of an ADS (or ADSs representing those shares) and distribute the net proceeds in the same way as it does with cash. If the depositary does not distribute additional ADSs, the outstanding ADSs will also represent the new shares. The depositary may sell a portion of the distributed shares (or ADSs representing those shares) sufficient to pay its fees and expenses in connection with that distribution.

Rights to purchase additional shares. If the Company offers holders of its securities any rights to subscribe for additional shares or any other rights, the depositary may (i) exercise those rights on behalf of ADS holders, (ii) distribute those rights to ADS holders or (iii) sell those rights and distribute the net proceeds to ADS holders, in each case after deduction or upon payment of its fees and expenses. To the extent the depositary does not do any of those things, it will allow the rights to lapse. In that case, the ADS holders will receive no value for them. The depositary will exercise or distribute rights only if the Company asks it to and provide satisfactory assurances to the depositary that it is legal to do so. If the depositary will exercise rights, it will purchase the securities to which the rights relate and distribute those securities or, in the case of shares, new ADSs representing the new shares, to subscribing ADS holders, but only if ADS holders have paid the exercise price to the depositary. U.S. securities laws may restrict the ability of the depositary to distribute rights or ADSs or other securities issued on exercise of rights to all or certain ADS holders, and the securities distributed may be subject to restrictions on transfer.

Other Distributions. The depositary will send to ADS holders anything else the Company distributes on deposited securities by any means it thinks is legal, fair and practical. If it cannot make the distribution in that way, the depositary has a choice. It may decide to sell what the Company distributed and distribute the net proceeds, in the same way as it does with cash. Or, it may decide to hold what the Company distributed, in which case ADSs will also represent the newly distributed property. However, the depositary is not required to distribute any securities (other than ADSs) to ADS holders unless it receives satisfactory evidence from the Company that it is legal to make that distribution. The depositary may sell a portion of the distributed securities or property sufficient to pay its fees and expenses in connection with that distribution. U.S. securities laws may restrict the ability of the depositary to distribute securities to all or certain ADS holders, and the securities distributed may be subject to restrictions on transfer.

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The depositary is not responsible if it decides that it is unlawful or impractical to make a distribution available to any ADS holders. The Company has no obligation to register ADSs, shares, rights or other securities under the Securities Act. The Company also has no obligation to take any other action to permit the distribution of ADSs, shares, rights or anything else to ADS holders. This means that the ADS holders may not receive the distributions the Company makes on its shares or any value for them if it is illegal or impractical for the Company to make them available to ADS holders.

Deposit, Withdrawal and Cancellation

How are ADSs issued?

The depositary will deliver ADSs if ADS holders or their respective broker deposits shares or evidence of rights to receive shares with the custodian. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will register the appropriate number of ADSs in the names the ADS holders request and will deliver the ADSs to or upon the order of the person or persons that made the deposit.

How can ADS holders withdraw the deposited securities?

ADS holders may surrender their ADSs to the depositary for the purpose of withdrawal. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will deliver the shares and any other deposited securities underlying the ADSs to the ADS holder or a person the ADS holder designates at the office of the custodian. Or, at the ADS holders’ request, risk and expense, the depositary will deliver the deposited securities at its office, if feasible. However, the depositary is not required to accept surrender of ADSs to the extent it would require delivery of a fraction of a deposited share or other security. The depositary may charge you a fee and its expenses for instructing the custodian regarding delivery of deposited securities.

How do ADS holders interchange between certificated ADSs and uncertificated ADSs?

ADS holders may surrender their ADR to the depositary for the purpose of exchanging their ADR for uncertificated ADSs. The depositary will cancel that ADR and will send to the ADS holder a statement confirming that the ADS holder is the registered holder of uncertificated ADSs. Upon receipt by the depositary of a proper instruction from a registered holder of uncertificated ADSs requesting the exchange of uncertificated ADSs for certificated ADSs, the depositary will execute and deliver to the ADS holder an ADR evidencing those ADSs.

Voting Rights

How do ADS holders vote?

ADS holders may instruct the depositary how to vote the number of deposited shares their ADSs represent. If the Company requests the depositary to solicit ADS holders’ voting instructions (and the Company is not required to do so), the depositary will notify ADS holders of a shareholders’ meeting and send or make voting materials available to them. Those materials will describe the matters to be voted on and explain how ADS holders may instruct the depositary how to vote. For instructions to be valid, they must reach the depositary by a date set by the depositary. The depositary will try, as far as practical, subject to the laws of the Cayman Islands and the provisions of the Company’s Memorandum and Articles of Association, to vote or to have its agents vote the shares or other deposited securities as instructed by ADS holders. If the Company does not request the depositary to solicit ADS holders’ voting instructions, ADS holders can still send voting instructions, and, in that case, the depositary may try to vote as the ADS holders instruct, but it is not required to do so.

Except by instructing the depositary as described above, ADS holders will not be able to exercise voting rights unless such holders surrender their ADSs and withdraw the shares. However, ADS holders may not know about the meeting enough in advance to withdraw the shares. In any event, the depositary will not exercise any discretion in voting deposited securities and it will only vote or attempt to vote as instructed or as described in the following sentences. If the Company timely asks the depositary to solicit ADS holders’ instructions but the depositary does not receive voting instructions from ADS holders by the specified date and the Company confirms to the depositary that

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•	it wishes to receive a discretionary proxy;

•	as of the instruction cutoff date it reasonably does not know of any substantial shareholder opposition to the particular question; and

•	the particular question would not materially adverse to the interests of the Company’s shareholders,

then the depositary will consider ADS holders to have authorized and directed it to give a discretionary proxy to a person designated by the Company to vote the number of deposited securities represented by their ADSs as to that question.

The Company cannot assure ADS holders that they will receive the voting materials in time to ensure that they can instruct the depositary to vote their shares. In addition, the depositary and its agents are not responsible for failing to carry out voting instructions or for the manner of carrying out voting instructions. This means that ADS holders may not be able to exercise voting rights and there may be nothing ADS holders can do if their shares are not voted as they requested.

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Fees and Expenses

Persons depositing or withdrawing shares or ADSs holders must pay:	For:
US$5.00 (or less) per 100 ADSs (or portion of 100 ADSs)	• Issuance of ADSs, including issuances resulting from a distribution of shares or rights or other property
• Cancellation of ADSs for the purpose of withdrawal, including if the deposit agreement terminates
US$0.05 (or less) per ADS	• Any cash distribution to ADS registered holders
A fee equivalent to the fee that would be payable if securities distributed to you had been shares and the shares had been deposited for issuance of ADSs	• Distribution of securities distributed to holders of deposited securities that are distributed by the depositary to ADS registered holders
US$0.05 (or less) per ADS per calendar year	• Depositary services
Registration or transfer fees	• Transfer and registration of shares on the Company’s share register to or from the name of the depositary or its agent when you deposit or withdraw shares
Expenses of the depositary	• Cable (including SWIFT), telex and facsimile transmissions (when expressly provided in the deposit agreement)
• Converting foreign currency to U.S. dollars
Taxes and other governmental charges the depositary or the custodian have to pay on any ADS or share underlying an ADS, for example, stock transfer taxes, stamp duty or withholding taxes	• As necessary
Any charges incurred by the depositary or its agents for servicing the deposited securities	• As necessary

The depositary collects its fees for delivery and surrender of ADSs directly from investors depositing shares or surrendering ADSs for the purpose of withdrawal or from intermediaries acting for them. The depositary collects fees for making distributions to investors by deducting those fees from the amounts distributed or by selling a portion of distributable property to pay the fees. The depositary may collect its annual fee for depositary services by deduction from cash distributions or by directly billing investors or by charging the book-entry system accounts of participants acting for them. The depositary may collect any of its fees by deduction from any cash distribution payable (or by selling a portion of securities or other property distributable) to ADS holders that are obligated to pay those fees. The depositary may generally refuse to provide fee-attracting services until its fees for those services are paid.

From time to time, the depositary may make payments to the Company to reimburse it for costs and expenses generally arising out of establishment and maintenance of the ADS program, waive fees and expenses for services provided to us by the depositary or share revenue from the fees collected from ADS holders. In performing its duties under the deposit agreement, the depositary may use brokers, dealers, foreign currency dealers or other service providers that are owned by or affiliated with the depositary and that may earn or share fees, spreads or commissions.

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The depositary may convert currency itself or through any of its affiliates and, in those cases, acts as principal for its own account and not as agent, advisor, broker or fiduciary on behalf of any other person and earns revenue, including, without limitation, transaction spreads, that it will retain for its own account. The revenue is based on, among other things, the difference between the exchange rate assigned to the currency conversion made under the deposit agreement and the rate that the depositary or its affiliate receives when buying or selling foreign currency for its own account. The depositary makes no representation that the exchange rate used or obtained in any currency conversion under the deposit agreement will be the most favorable rate that could be obtained at the time or that the method by which that rate will be determined will be the most favorable to ADS holders, subject to the depositary’s obligations under the deposit agreement. The methodology used to determine exchange rates used in currency conversions is available upon request.

Payment of Taxes

ADS holders will be responsible for any taxes or other governmental charges payable on their ADSs or on the deposited securities represented by any of their ADSs. The depositary may refuse to register any transfer of the holders ADSs or allow the ADS holders to withdraw the deposited securities represented by their ADSs until those taxes or other charges are paid. It may apply payments owed to the ADS holders or sell deposited securities represented by the holders’ ADSs to pay any taxes owed and ADS holders will remain liable for any deficiency. If the depositary sells deposited securities, it will, if appropriate, reduce the number of ADSs to reflect the sale and pay to ADS holders any proceeds, or send to ADS holders any property, remaining after it has paid the taxes.

Tender and Exchange Offers; Redemption, Replacement or Cancellation of Deposited Securities

The depositary will not tender deposited securities in any voluntary tender or exchange offer unless instructed to do by an ADS holder surrendering ADSs and subject to any conditions or procedures the depositary may establish.

If deposited securities are redeemed for cash in a transaction that is mandatory for the depositary as a holder of deposited securities, the depositary will call for surrender of a corresponding number of ADSs and distribute the net redemption money to the holders of called ADSs upon surrender of those ADSs.

If there is any change in the deposited securities such as a sub-division, combination or other reclassification, or any merger, consolidation, recapitalization or reorganization affecting the issuer of deposited securities in which the depositary receives new securities in exchange for or in lieu of the old deposited securities, the depositary will hold those replacement securities as deposited securities under the deposit agreement. However, if the depositary decides it would not be lawful and practical to hold the replacement securities because those securities could not be distributed to ADS holders or for any other reason, the depositary may instead sell the replacement securities and distribute the net proceeds upon surrender of the ADSs.

If there is a replacement of the deposited securities and the depositary will continue to hold the replacement securities, the depositary may distribute new ADSs representing the new deposited securities or ask ADS holders to surrender their outstanding ADRs in exchange for new ADRs identifying the new deposited securities.

If there are no deposited securities underlying ADSs, including if the deposited securities are cancelled, or if the deposited securities underlying ADSs have become apparently worthless, the depositary may call for surrender or of those ADSs or cancel those ADSs upon notice to the ADS holders.

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Amendment and Termination

How may the deposit agreement be amended?

The Company may agree with the depositary to amend the deposit agreement and the ADRs without ADS holders’ consent for any reason. If an amendment adds or increases fees or charges, except for taxes and other governmental charges or expenses of the depositary for registration fees, facsimile costs, delivery charges or similar items, or prejudices a substantial right of ADS holders, it will not become effective for outstanding ADSs until 30 days after the depositary notifies ADS holders of the amendment. At the time an amendment becomes effective, ADS holders are considered, by continuing to hold their ADSs, to agree to the amendment and to be bound by the ADRs and the deposit agreement as amended.

How may the deposit agreement be terminated?

The depositary will initiate termination of the deposit agreement if the Company instructs it to do so. The depositary may initiate termination of the deposit agreement if

•	90 days have passed since the depositary told the Company it wants to resign but a successor depositary has not been appointed and accepted its appointment;

•	the Company delists its shares from an exchange in the United States on which they were listed and do not list the ADSs on another exchange in the United States or make arrangements for trading of ADSs on the U.S. over-the-counter market;

•	the Company delists its shares from an exchange outside the United States on which they were listed and do not list the shares on another exchange outside the United States;

•	the depositary has reason to believe the ADSs have become, or will become, ineligible for registration on Form F-6 under the Securities Act of 1933;

•	the Company appears to be insolvent or enter insolvency proceedings

•	all or substantially all of the value of the deposited securities has been distributed either in cash or in the form of securities;

•	there are no deposited securities underlying the ADSs or the underlying deposited securities have become apparently worthless; or

•	there has been a replacement of deposited securities.

If the deposit agreement will terminate, the depositary will notify ADS holders at least 90 days before the termination date. At any time after the termination date, the depositary may sell the deposited securities. After that, the depositary will hold the money it received on the sale, as well as any other cash it is holding under the deposit agreement, unsegregated and without liability for interest, for the pro rata benefit of the ADS holders that have not surrendered their ADSs. Normally, the depositary will sell as soon as practicable after the termination date.

After the termination date and before the depositary sells, ADS holders can still surrender their ADSs and receive delivery of deposited securities, except that the depositary may refuse to accept a surrender for the purpose of withdrawing deposited securities or reverse previously accepted surrenders of that kind if it would interfere with the selling process. The depositary may refuse to accept a surrender for the purpose of withdrawing sale proceeds until all the deposited securities have been sold. The depositary will continue to collect distributions on deposited securities, but, after the termination date, the depositary is not required to register any transfer of ADSs or distribute any dividends or other distributions on deposited securities to the ADSs holder (until they surrender their ADSs) or give any notices or perform any other duties under the deposit agreement except as described in this paragraph.

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Limitations on Obligations and Liability

Limits on the Company’s Obligations and the Obligations of the Depositary; Limits on Liability to Holders of ADSs

The deposit agreement expressly limits the Company’s obligations and the obligations of the depositary. It also limits the Company’s liability and the liability of the depositary. The Company and the depositary:

•	are only obligated to take the actions specifically set forth in the deposit agreement without negligence or bad faith, and the depositary will not be a fiduciary or have any fiduciary duty to holders of ADSs;

•	are not liable if the Company or the depositary is prevented or delayed by law or by events or circumstances beyond the Company’s or the depositary’s ability to prevent or counteract with reasonable care or effort from performing the Company’s or the depositary’s obligations under the deposit agreement;

•	are not liable if the Company or the depositary exercises discretion permitted under the deposit agreement;

•	are not liable for the inability of any holder of ADSs to benefit from any distribution on deposited securities that is not made available to holders of ADSs under the terms of the deposit agreement, or for any special, consequential or punitive damages for any breach of the terms of the deposit agreement;

•	have no obligation to become involved in a lawsuit or other proceeding related to the ADSs or the deposit agreement on ADS holders’ behalf or on behalf of any other person;

•	may rely upon any documents the Company believe or the depositary believes in good faith to be genuine and to have been signed or presented by the proper person;

•	are not liable for the acts or omissions of any securities depository, clearing agency or settlement system; and

•	the depositary has no duty to make any determination or provide any information as to the Company’s tax status, or any liability for any tax consequences that may be incurred by ADS holders as a result of owning or holding ADSs or be liable for the inability or failure of an ADS holder to obtain the benefit of a foreign tax credit, reduced rate of withholding or refund of amounts withheld in respect of tax or any other tax benefit.

In the deposit agreement, the Company and the depositary agree to indemnify each other under certain circumstances.

Requirements for Depositary Actions

Before the depositary will deliver or register a transfer of ADSs, make a distribution on ADSs, or permit withdrawal of shares, the depositary may require:

•	payment of stock transfer or other taxes or other governmental charges and transfer or registration fees charged by third parties for the transfer of any shares or other deposited securities;

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•	satisfactory proof of the identity and genuineness of any signature or other information it deems necessary; and

•	compliance with regulations it may establish, from time to time, consistent with the deposit agreement, including presentation of transfer documents.

The depositary may refuse to deliver ADSs or register transfers of ADSs when the transfer books of the depositary or the Company’s transfer books are closed or at any time if the depositary or the Company thinks it advisable to do so.

ADS Holders’ Right to Receive the Shares Underlying their ADSs

ADS holders have the right to cancel their ADSs and withdraw the underlying shares at any time except:

•	when temporary delays arise because: (i) the depositary has closed its transfer books or the Company has closed its transfer books; (ii) the transfer of shares is blocked to permit voting at a shareholders’ meeting; or (iii) the Company is paying a dividend on its shares;

•	when ADS holders owe money to pay fees, taxes and similar charges; or

•	when it is necessary to prohibit withdrawals in order to comply with any laws or governmental regulations that apply to ADSs or to the withdrawal of shares or other deposited securities.

This right of withdrawal may not be limited by any other provision of the deposit agreement.

Direct Registration System

In the deposit agreement, all parties to the deposit agreement acknowledge that the Direct Registration System, also referred to as DRS, and Profile Modification System, also referred to as Profile, will apply to the ADSs. DRS is a system administered by DTC that facilitates interchange between registered holding of uncertificated ADSs and holding of security entitlements in ADSs through DTC and a DTC participant. Profile is feature of DRS that allows a DTC participant, claiming to act on behalf of a registered holder of uncertificated ADSs, to direct the depositary to register a transfer of those ADSs to DTC or its nominee and to deliver those ADSs to the DTC account of that DTC participant without receipt by the depositary of prior authorization from the ADS holder to register that transfer.

In connection with and in accordance with the arrangements and procedures relating to DRS/Profile, the parties to the deposit agreement understand that the depositary will not determine whether the DTC participant that is claiming to be acting on behalf of an ADS holder in requesting registration of transfer and delivery as described in the paragraph above has the actual authority to act on behalf of the ADS holder (notwithstanding any requirements under the Uniform Commercial Code). In the deposit agreement, the parties agree that the depositary’s reliance on and compliance with instructions received by the depositary through the DRS/Profile system and in accordance with the deposit agreement will not constitute negligence or bad faith on the part of the depositary.

Shareholder communications; inspection of register of holders of ADSs

The depositary will make available for ADS holders’ inspection at its office all communications that it receives from the Company as a holder of deposited securities that the Company makes generally available to holders of deposited securities. The depositary will send ADS holders copies of those communications or otherwise make those communications available to ADS holders if the Company asks it to. ADS holders have a right to inspect the register of holders of ADSs, but not for the purpose of contacting those holders about a matter unrelated to the Company’s business or the ADSs.

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Jury Trial Waiver

The deposit agreement provides that, to the extent permitted by law, ADS holders waive the right to a jury trial of any claim they may have against the Company or the depositary arising out of or relating to the Company’s shares, the ADSs or the deposit agreement, including any claim under the U.S. federal securities laws. If the Company or the depositary opposed a jury trial demand based on the waiver, the court would determine whether the waiver was enforceable in the facts and circumstances of that case in accordance with applicable case law.

ADS holders will not, by agreeing to the terms of the deposit agreement, be deemed to have waived the Company’s or the depositary’s compliance with U.S. federal securities laws or the rules and regulations promulgated thereunder.

Arbitration Provision

The deposit agreement gives the depositary or an ADS holder asserting a claim against the Company the right to require the Company to submit that claim to binding arbitration in New York under the International Arbitration Rules of the International Centre for Dispute Resolution, including any securities law claim. However, a claimant could also elect not to submit its claim to arbitration and instead bring its claim in any court having jurisdiction of it. The deposit agreement does not give the Company the right to require anyone to submit any claim to arbitration.

Item 2.           Exhibits.

No exhibits are required to be filed as the securities being registered on this form (1) have been registered on an exchange on which no other securities of the Registrant are registered, and (2) are not being registered pursuant to Section 12(g) of the Exchange Act.

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SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

THE9 LIMITED
By:	/s/ Jun Zhu
	Name:	Jun Zhu
	Title:	Chairman and Chief Executive Officer

Dated: April 30, 2020